UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Exponent, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2015 NOTICE OF

ANNUAL STOCKHOLDERS MEETING

AND PROXY STATEMENT

Exponent, Inc.

149 Commonwealth Drive

Menlo Park, CA 94025

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 28, 2015

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders (the “Annual Meeting”) of Exponent, Inc., a Delaware corporation (the “Company”), will be held on Thursday, May 28, 2015, at 8:00 a.m. Pacific time, at 149 Commonwealth Drive, Menlo Park, California 94025, for the following purposes:

•	To elect six directors for a term of one year;

•	To ratify the appointment of KPMG LLP, an independent registered public accounting firm, as independent auditor for the Company for the fiscal year ending January 1, 2016;

•	To approve, contingent upon the approval of the two-for-one stock split of the Company’s common stock as described below, an amendment to the Company’s Certificate of Incorporation to (i) change the number of authorized shares of common stock to 80,000,000 and (ii) change the number of authorized shares of preferred stock to 2,000,000;

•	To approve, contingent upon the approval of the change in number of authorized shares of the Company’s capital stock as described above, an amendment to the Company’s Certificate of Incorporation to effect a two-for-one stock split of the Company’s common stock;

•	To approve, on an advisory basis, the fiscal 2014 compensation of the Company’s named executive officers; and

•	To attend to other matters that may properly come before the Annual Meeting.

Stockholders owning the Company’s shares at the close of business on April 1, 2015 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting.

All stockholders of record as of the Record Date are cordially invited to attend the Annual Meeting in person.

Please note that if you hold your shares in “street name,” that is, through a broker or other nominee, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date. Check-in at the registration desk will be required.

FOR THE BOARD OF DIRECTORS

Richard L. Schlenker, Corporate Secretary

Menlo Park, California

April 16, 2015

EXPONENT, INC.

PROXY STATEMENT

FOR THE

2015 ANNUAL MEETING OF STOCKHOLDERS

ABOUT THE ANNUAL MEETING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Exponent, Inc., a Delaware corporation. The Annual Meeting of Stockholders will be held at the Company’s principal executive offices, 149 Commonwealth Drive, Menlo Park, California 94025, on Thursday, May 28, 2015 at 8:00 a.m. Pacific time. The telephone number for this location is (650) 326-9400.

What is the Purpose of the Annual Meeting?

At the Company’s Annual Meeting, stockholders will act upon matters outlined in the accompanying notice of the Annual Meeting and transact such other business that may properly come before the Annual Meeting.

Who is Entitled to Vote?

Only stockholders of record at the close of business on the Record Date, April 1, 2015, will receive notice of the Annual Meeting and are entitled to vote at the Annual Meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon. There are no cumulative voting rights.

Please note that if you hold your shares in “street name,” that is, through a broker or other nominee, you will need to bring a copy of a brokerage statement reflecting your stock ownership on the Record Date. If you do not vote your proxy, your brokerage firm may either vote your shares on routine matters, or leave your shares without a vote (a “broker non-vote”). Proposal No. 2 is a “routine” matter. As a result, your brokerage firm is permitted to exercise discretionary voting authority to vote your shares for that proposal. Your brokerage firm may not exercise discretionary voting authority and may not vote your shares with respect to Proposals No. 1, No. 3, No. 4, and No. 5 unless you provide instructions to your brokerage firm with voting instructions. We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures your shares will be voted at the Annual Meeting.

We have provided our stockholders access to our proxy materials over the internet in accordance with rules and regulations adopted by the United States Securities and Exchange Commission (“SEC”). Therefore, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed on or about April 15, 2015 to all stockholders entitled to vote at the meeting. The Notice will have instructions for stockholders on how to access Exponent’s proxy materials via a website or how to request that a printed copy of the proxy materials be mailed to them. The Notice will also have instructions on how to elect to receive all future proxy materials electronically or in printed form. If you choose to receive future proxy materials electronically, you will receive an email each year with instructions on how to access the proxy materials and proxy voting site.

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The SEC has adopted rules that allow companies and intermediaries, such as brokers, to deliver a single copy of certain proxy materials to certain stockholders who share the same address, a practice referred to as “householding.” Some banks, brokers and other nominees will be householding Exponent’s proxy materials, unless contrary instructions are received from the affected stockholders. Once you have received notice from your broker or other nominee holder of your Exponent common stock that the broker or other nominee holder will be householding the proxy materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate proxy materials, or if you are receiving multiple copies of the proxy materials and wish to receive only one copy, please notify your broker or other nominee holder of your Exponent common stock. We will deliver promptly, on written or oral request, a separate copy of our proxy materials, including our annual report to stockholders, to each stockholder participating in householding. To request that proxy materials be householded or to request separate copies of proxy materials, please contact us at: Corporate Secretary, 149 Commonwealth Drive, Menlo Park, CA 94025 or by telephone at (650) 326-9400.

How Do I Vote?

You may vote by telephone, vote via the internet, or vote in person. To vote by telephone or via the internet, please follow the instructions provided in the Notice. If you elected to receive printed proxy materials, you may submit your proxy by mail. To vote by mail, you must sign your proxy card and send it in the enclosed prepaid, addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted as recommended by the Board of Directors:

•	for the six named nominees to the Board of Directors;
•	for the ratification of the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditor for the fiscal year ending January 1, 2016;
•	for the amendment of the Company’s Certificate of Incorporation to change the number of authorized shares of common stock to 80,000,000 and to change the number of authorized shares of preferred stock to 2,000,000;
•	for the amendment of the Company’s Certificate of Incorporation to effect a two-for-one stock split; and
•	to approve, on an advisory basis, the fiscal 2014 compensation of the Company’s named executive officers.

If you choose to vote in person, you will have an opportunity to do so at the Annual Meeting. You may either bring your Notice to the Annual Meeting, or if you do not bring your Notice, the Company will pass out written ballots to anyone who was a stockholder as of the Record Date.

What if I Change My Mind After I Vote?

You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do so by voting by telephone or via the internet, by signing or delivering another proxy with a later date if you elected to receive printed proxy materials or by voting in person at the Annual Meeting. Your proxy with the latest date is counted.

What Does it Mean if I Receive More than One Notice?

It means you have multiple accounts with the transfer agent and/or with brokers. Please provide voting instructions for all Notices you receive.

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What Constitutes a Quorum?

The presence, in person or by properly executed proxy, of the holders of a majority of the shares of common stock outstanding as of the Record Date constitutes a quorum at the Annual Meeting. Shares that voted “For” or “Against” on the proposals are treated as being present at the Annual Meeting for purposes of establishing a quorum and are deemed to be “votes cast” at the Annual Meeting with respect to the proposals. Abstentions and broker non-votes will also be included for purposes of determining whether a quorum of shares is present at the Annual Meeting. Signed, unmarked proxy cards are voted as recommended by the Board of Directors. The affirmative vote of a majority of the votes cast is required for the election of directors (Proposal No. 1). The affirmative vote of a majority of the shares of the Company’s common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is required for the ratification of the appointment of KPMG LLP (Proposal No. 2) and the advisory vote on executive compensation (Proposal No. 5). The affirmative vote of a majority of the outstanding shares of the Company’s common stock is required for the amendment to the Company’s Certificate of Incorporation to change the number of authorized shares of capital stock (Proposal No. 3) and the amendment to the Company’s Certificate of Incorporation to effect the two-for-one stock split of the Company’s common stock (Proposal No. 4). Except for Proposal No. 1, for which abstentions will not be counted and will therefore have no effect, abstentions will have the same effect as “Against” votes on other proposals. Broker non-votes will not be counted and will therefore have no effect on Proposals No. 1, No. 2, and No. 5; however, broker non-votes will have the same effect as “Against” votes on Proposals No. 3 and No. 4.

As of the Record Date, a total of 12,987,319 shares of the Company’s common stock, $.001 par value, were issued and outstanding. For information regarding security ownership by management and by the beneficial owners of more than 5% of the Company’s common stock, see “Security Ownership of Certain Beneficial Owners and Management.” The closing price of the Company’s common stock on the NASDAQ Global Select Market on the Record Date was $88.15 per share.

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PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

A Board of six directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s six nominees named below. The term of office of each person elected as a director will continue until the next Annual Meeting or until a successor has been elected and qualified. The Board has determined that a majority of the members of the Board are independent directors within the meaning of applicable NASDAQ listing standards.

Required Vote

The Company’s Bylaws require that each director be elected by the majority of votes cast with respect to such director in uncontested elections. Each current director has provided an irrevocable, conditional resignation which is effective only if (i) he or she fails to receive the required majority vote at any Annual Meeting at which he or she face re-election and (ii) the board accepts such resignation. If an incumbent director fails to receive the required majority vote for re-election, the Corporate Governance and Nominating Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board.

The election of directors pursuant to this Proposal is an uncontested election, and, therefore, the majority vote standard will apply. Abstentions and broker non-votes will not have any effect on the outcome of this Proposal. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW:

Michael R. Gaulke

Age:	69

Director Since:	1994

Principal Occupation:	Chairman of the Board of Directors

Recent Business Experience:	Mr. Gaulke joined the Company in 1992, as Executive Vice President and Chief Financial Officer. He was named President in 1993, and he was appointed as a member of the Board of Directors of the Company in 1994. He served as Chief Executive Officer from 1996 to May 2009, and was appointed Chairman of the Board of Directors in May 2007. Mr. Gaulke served as Executive Chairman from May 2009 to June 2010. Prior to 1992, he held senior executive positions at Raynet Corporation and Spectra Physics, and was a consultant with McKinsey & Company. The Company believes that Mr. Gaulke’s leadership role in the Company, and extensive and unique experience with the operations of the Company, qualifies him to serve as a director of the Company. The Company also considered Mr. Gaulke’s prior senior leadership experience in technology companies and his prior service on other public company boards in connection with his nomination. The Company also considered Mr. Gaulke’s prior experience on and contributions to the Board in connection with his nomination.

Other Directorships:	Member of the Board of Sutter Health, Chairman of the Board of the Peninsula Coastal Region of Sutter Health, and a member of the Palo Alto Medical Foundation Community Board of Trustees.

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Paul R. Johnston, Ph.D.

Age:	61

Director Since:	2009

Principal Occupation:	President and Chief Executive Officer

Recent Business Experience:	Dr. Johnston joined the Company in 1981 and has assumed increasingly responsible positions over time, most recently being named Chief Executive Officer in 2009 and President in 2007. Dr. Johnston was elected to the Board of Directors in May, 2009. In his prior roles, Dr. Johnston was previously responsible for Exponent’s Health and Environmental businesses before assuming management of all of the Company’s consulting groups. He has also managed the Company’s network of offices. He is a Registered Professional Civil Engineer in the State of California. The Company believes that Dr. Johnston’s service as Chief Executive Officer and President of the Company, and extensive and unique experience with the operations of the Company, qualifies him to serve as a director of the Company.

Karen A. Richardson

Age:	52

Director Since:	2013

Principal Occupation:	Former Chief Executive Officer of E.piphany

Recent Business Experience:	Ms. Richardson has over 25 years of experience in the technology industry. She served as Chief Executive Officer of E.piphany, a customer relationship management software company, from 2003 to 2005. Ms. Richardson held several senior executive positions at E.piphany from 1998 to 2003. Prior to joining E.piphany, Ms. Richardson served as Vice President of Sales at Netscape Communications Corporation, an internet software company, from 1995 to 1998. The Company believes that Ms. Richardson’s record of success in senior leadership positions at technology companies qualifies her to serve as a director of the Company. The Company also considered Ms. Richardson’s prior experience on and contributions to the Board in connection with her nomination.

Other Directorships:	Member of the Board of BT Group plc.

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Stephen C. Riggins

Age:	70

Director Since:	2003

Principal Occupation:	Former Western Area Managing Partner – Assurance of KPMG LLP

Recent Business Experience:	Mr. Riggins spent 30 years with KPMG LLP, where he practiced as a certified public accountant and was in a number of senior leadership positions including being a member of KPMG's Board of Directors and its Management Committee. Other roles included serving as Western Area Managing Partner - Assurance; Managing Partner - Information, Communication, and Entertainment; and Managing Partner - Silicon Valley Office and Los Angeles Office. The Company believes that Mr. Riggins’s senior leadership positions with a large professional services organization and his extensive financial background qualifies him to serve as a director of the Company. The Company also considered Mr. Riggins’ prior experience on and contributions to the Board in connection with his nomination.

John B. Shoven, Ph.D.

Age:	67

Director Since:	2007

Principal Occupation:	Professor of Economics, Stanford University

Recent Business Experience:	Dr. Shoven is currently the Charles R. Schwab Professor of Economics at Stanford University, where he has taught since 1973. He is also the Trione Director of the Stanford Institute for Economic Policy Research, a position he has held since November 1999 and earlier served in that capacity from 1989 to 1993. He served as Chairman of the Economics Department at Stanford University from 1986 to 1989 and as Dean of the School of Humanities and Sciences from 1993 to 1998. Dr. Shoven earned his Ph.D. in economics from Yale University and his bachelor’s degree in physics from University of California, San Diego. Dr. Shoven is a Fellow of the American Academy of Arts and Sciences, a recipient of the Paul A. Samuelson Award for Outstanding Scholarly Writing on Lifelong Financial Security, an award winning teacher at Stanford, and has published more than one hundred professional articles and twenty books. The Company believes that Dr. Shoven’s extensive academic experience and service as director of a number of other public companies qualifies him to serve as a director of the Company. The Company also considered Dr. Shoven’s prior experience on and contributions to the Board in connection with his nomination.

Other Directorships:	Chairman of the Board of Cadence Design Systems, Inc. and a member of the Boards of American Century Funds and Financial Engines, Inc.

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Debra L. Zumwalt

Age:	59

Principal Occupation:	Vice President and General Counsel, Stanford University

Recent Business Experience:	Ms. Zumwalt is currently the Vice President and General Counsel for Stanford University and its affiliated entities, including two hospitals. She has held this position since 2001. She is also a member of the University Cabinet. Ms. Zumwalt was a Partner with Pillsbury Winthrop Shaw Pittman LLP from 1993 to 2001 where she served on the executive board and as Managing Partner of the Silicon Valley office. The Company believes that Ms. Zumwalt’s senior leadership positions and her extensive legal background qualifies her to serve as a director of the Company. The Company also considered Ms. Zumwalt’s prior experience on and contributions to the Board in connection with her nomination.

Other Directorships	Huron Consulting Group, Inc.

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BOARD INDEPENDENCE

The Board has determined that the following current members of the Board are independent directors within the meaning of applicable NASDAQ listing standards: Michael R. Gaulke, Karen A. Richardson, Stephen C. Riggins, John B. Shoven, Ph.D and Debra L. Zumwalt. Under applicable Securities and Exchange Commission and NASDAQ rules, the existence of certain “related party” transactions above certain thresholds between a director and the Company are required to be disclosed and preclude a finding by the Board that the director is independent. Except as discussed below regarding Ms. Zumwalt and transactions between Stanford University and the Company, no transactions required to be disclosed under SEC rules, and no other transactions, arrangements or relationships, existed or were considered by the Board in making its independence determinations.

In making its determination that Ms. Zumwalt is an independent director within the meaning of applicable NASDAQ listing standards, the Board considered transactions between the Company and Stanford University (“Stanford”), of which Ms. Zumwalt is the Vice President and General Counsel. During the past three fiscal years and during the current fiscal year to date, the Company performed consulting services for Stanford. The total amount paid for these consulting services was significantly less than 1% of either organization’s revenues. Given the relatively small amounts involved as compared to the revenues of each of the Company and Stanford, the Board concluded that the transactions at issue and Ms. Zumwalt’s relationship with Stanford did not affect Ms. Zumwalt’s status as an independent director.

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BOARD MEETINGS, COMMITTEES, AND BOARD LEADERSHIP

The Board held four meetings in fiscal 2014. Each director attended at least 75% of applicable Board meetings and committee meetings during fiscal 2014. The following table describes the Board’s committees including their current composition. The members of each committee are all independent directors within the meaning of applicable NASDAQ listing standards.

Committee Name/Number of Members	Function of Committee	Meetings in Fiscal 2014
AUDIT COMMITTEE Stephen C. Riggins—Chairperson Karen A. Richardson John B. Shoven, Ph.D.

•  Monitors the preparation of quarterly and annual financial reports by the Company’s management

•  Appoints and removes the Company’s independent auditor, approves the scope of their audit services and related fees, as well as any other services being provided to the Company, supervises their work (including resolution of any disagreements between management and the independent auditor regarding financial reporting) and oversees the independence of the Company’s auditor

•  In consultation with management and the independent auditor considers the integrity of the Company’s financial reporting process and controls regarding finance and accounting

8 meetings
HUMAN RESOURCES COMMITTEE Debra L. Zumwalt—Chairperson Karen A. Richardson Stephen C. Riggins John B. Shoven, Ph.D.

•  Oversees the general compensation and benefit policies for all employees and the specific compensation plan for officers of the Company

•  Oversees the succession plan for the position of Chief Executive Officer

•  Oversees the employee development and management succession programs at the Company

•  Approves awards under the Company’s stock-based employee incentive plans

5 meetings
CORPORATE GOVERNANCE AND NOMINATING COMMITTEE John B. Shoven, Ph.D.—Chairperson Karen A. Richardson Stephen C. Riggins Debra L. Zumwalt

•  Identifies individuals qualified to become Board members

•  Makes recommendations to the Board regarding nominations for the Board

•  Oversees the Board’s annual evaluation of its performance

•  Reviews and recommends to the Board compensation for non-employee directors

•  Oversees corporate governance

4 meetings

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The responsibilities of the Audit Committee, Human Resources Committee and the Corporate Governance and Nominating Committee are set forth in written charters for each committee, which are available on the Company’s website at: http://www.exponent.com/corporate-governance/.

Board Leadership Structure and Risk Oversight

The Company currently separates the positions of Chief Executive Officer and Chairman of the Board. At this time the Board believes that having an independent director serve as Chairman of the Board is the appropriate leadership structure for the Company. However, our Corporate Governance Guidelines permit the roles of the Chairman of the Board and the Chief Executive Officer to be filled by the same or different individuals. In the event that the Chairman of the Board is not an independent director, the independent members of the Board may designate a “Lead Independent Director.”

The Board has delegated oversight for matters involving certain specific areas of risk exposure to its committees. Each committee reports to the Board of Directors at regularly scheduled Board meetings, and more frequently if appropriate, with respect to the matters and risks for which the committee provides oversight. The Audit Committee oversees the integrity of the Company’s financial statements, risks related to the Company’s financial reporting process and internal controls, and the independent auditors’ qualifications, independence and performance. The Human Resources Committee is responsible primarily for the design and oversight of the Company’s executive compensation policies, plans and practices. A key objective of the Human Resources Committee is to ensure that the Company’s overall executive compensation program appropriately links pay to performance and aligns the interests of the Company’s executives with its stockholders, while seeking to encourage an appropriate level of risk-taking behavior consistent with the Company’s long-term strategy. The Human Resources Committee also monitors the design and administration of the Company’s compensation programs to ensure that they include appropriate safeguards to avoid encouraging unnecessary or excessive risk taking by Company employees. Another important element of risk mitigation is ensuring a balanced, engaged and independent board. The Corporate Governance and Nominating Committee is primarily responsible for identifying and recommending nominees for director and overseeing the annual board evaluation of its performance.

Corporate Governance and Nominating Committee

As described in the previous table, the Corporate Governance and Nominating Committee of the Board identifies individuals qualified to become Board members, recommends that the Board select the director nominees for the next annual meeting of stockholders, oversees the Board’s annual evaluation of its performance and reviews and recommends to the Board compensation for non-employee directors. The committee is also responsible for developing and recommending to the Board a set of corporate governance guidelines applicable to the Company and for periodically reviewing such guidelines. The members of the Corporate Governance and Nominating Committee are all independent directors within the meaning of applicable NASDAQ listing standards. The responsibilities of this committee are set forth in the Corporate Governance and Nominating Committee Charter, which is available on the Company’s website at: http://www.exponent.com/corporate-governance/.

The information below describes the criteria and process that the Corporate Governance and Nominating Committee use to evaluate candidates to the Board of Directors.

Criteria for Nomination to the Board of Directors. The Corporate Governance and Nominating Committee considers the appropriate balance of experience, skills and characteristics required of the Board of Directors, and seeks to insure that at least a majority of the directors are independent under the rules of the NASDAQ Global Select Market, and that members of the Audit Committee meet the financial literacy requirements under the rules of the NASDAQ Global Select Market and at least one of them qualifies as an “audit committee financial expert” under the rules of the SEC. Nominees for director are recommended to the Board on the basis of the appropriate size, function and needs of the Board, taking into account that the Board as a whole will have competency in the following areas: (i) industry knowledge; (ii) accounting and finance; (iii) business judgment; (iv) management; (v) leadership; (vi) business strategy; and (vii) corporate governance.

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Stockholders’ Proposals for Nominees. The Corporate Governance and Nominating Committee will consider written proposals from stockholders for nominees for director. Any such nominations should be submitted to the Corporate Governance and Nominating Committee c/o the Secretary of the Company and should include, in addition to the other information required under our Bylaws, the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the name(s) and address(es) of the stockholder(s) making the nomination and the number of shares of the Company’s common stock which are owned beneficially and of record by such stockholder(s); and (c) appropriate biographical information and a statement as to the qualifications of the nominee. The nomination should be submitted in the time frame described in the Bylaws of the Company and under the caption, “Stockholder Proposals and Nominations for the 2016 Annual Meeting.”

Process for Identifying and Evaluating Nominees. The Corporate Governance and Nominating Committee believes the Company is well served by its current directors, and in the ordinary course re-nominates incumbent directors who continue to be qualified for Board service, have performed well and are willing to continue as directors. If an incumbent director is not standing for re-election, or if a vacancy on the Board occurs between annual stockholder meetings, the Corporate Governance and Nominating Committee may seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates are selected based on input from members of the Board, senior management of the Company and, if the Corporate Governance and Nominating Committee deems appropriate, a third-party search firm. The Corporate Governance and Nominating Committee will evaluate each candidate’s qualifications and check relevant references. In addition, such candidates will be interviewed by at least one member of the Corporate Governance and Nominating Committee. Candidates meriting serious consideration will meet with the majority of the members of the Board. Based on this input, the Corporate Governance and Nominating Committee will evaluate which of the prospective candidates is qualified to serve as a director and whether the Committee should recommend to the Board that this candidate be appointed to fill a current vacancy on the Board, or presented for approval of the stockholders, as appropriate.

The Company has not adopted a formal policy with respect to stockholder nominees. The Company expects that the evaluation process for a stockholder nominee would be similar to the process outlined above.

Board Nominees for the 2015 Annual Meeting. Each of the nominees listed in the proxy statement is a current director standing for re-election.

How to Contact the Board of Directors. Interested parties wishing to contact the non-management directors of the Company may do so by writing to them at the following address: Corporate Secretary, 149 Commonwealth Drive, Menlo Park, CA 94025. All letters received will be categorized by the Company’s Corporate Secretary, and then forwarded to the Company’s non-management directors.

The Company does not have a policy requiring the directors to attend the annual stockholders’ meeting. However, all of the Company’s directors in office at the time of our last annual stockholders’ meeting attended that meeting. It is expected that all of our directors then in office will attend the Annual Meeting.

Code of Business Conduct and Corporate Governance

The Board of Directors has adopted a Code of Business Conduct and Ethics, which applies to all of the Company’s employees, officers and members of the Board of Directors. The Company has also adopted a Code of Ethics applicable to its senior financial officers, including its President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, and Vice President, Corporate Controller and Treasurer. Copies of both documents are available on the Company’s website at: http://www.exponent.com/corporate-governance/. The Company intends to disclose any waivers from these codes in a report on Form 8-K filed with the SEC.

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Risk Management

The Company takes a comprehensive approach to risk management and seeks to employ risk management principles in all of its management processes. This comprehensive approach is reflected in the reporting processes pursuant to which management provides information to the Board to support the Board’s role in oversight, approval and decision-making. The Board maintains oversight responsibility for the management of the Company’s risks, and closely monitors the information it receives from management to provide oversight and guidance to our management team concerning the assessment and management of risk. The Board approves the Company’s high level goals, strategies and policies to set the tone and direction for appropriate levels of risk taking within the business.

Our Board also reviews the Company’s enterprise risk management (ERM) program to ensure that an appropriate ERM process is in place. This review includes a discussion of the major risk exposures identified by senior management and steps implemented to monitor and mitigate such exposures on an ongoing basis. In addition to these reviews, our senior executives with responsibility for various business functions provide the Board and its committees with periodic updates regarding the Company’s strategies and objectives, and the risks inherent thereto. Members of management most knowledgeable of relevant issues attend Board meetings to provide additional insight into items being discussed, including risk exposures. In addition, our directors have access to Company management at all times and at all levels to discuss any matters of interest, including those related to risk.

Compensation of Directors

Members of our Board of Directors who are employees of the Company do not receive additional compensation for their services as directors of the Company. Non-employee members of the Board of Directors receive:

•	An annual cash retainer of $60,000;
•	An annual restricted stock unit grant valued at $100,000 that cliff vests on the day prior to the Company’s next Annual Stockholder Meeting following the grant date;
•	$12,000 for service on the Audit Committee;
•	$40,000 for serving as Chairman of the Board of Directors;
•	$12,500 for serving as Chairperson of the Audit Committee;
•	$10,000 for serving as Chairperson of the Corporate Governance and Nominating Committee; and
•	$10,000 for serving as Chairperson of the Human Resources Committee.

Director Stock Ownership Guidelines

We believe that the financial interests of our directors should be aligned with those of our stockholders. On June 3, 2010 our Corporate Governance and Nominating Committee adopted stock ownership guidelines for all non-employee directors. The stock ownership guideline for non-employee directors is equal to two times the director’s annual cash retainer for board service. Stock that counts towards satisfaction of our stock ownership guidelines includes shares owned outright by the non-employee director or his or her immediate family members residing in the same household or in trust and restricted stock units, whether or not vested. The value of shares owned outright is Exponent’s prior 365-day average closing common stock price. The value of restricted stock units is the grant date fair value. The calculation is done at the beginning of each year. Non-employee directors are required to achieve their stock ownership guideline within five years of the date the guidelines were adopted. If a person’s stock ownership guideline increases, that person has a five-year period to achieve the new guideline. As of April 1, 2015, all non-employee directors met the stock ownership guidelines or are expected to meet the applicable ownership guidelines within the specified time period.

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DIRECTOR COMPENSATION IN FISCAL 2014

The following table sets forth information regarding outside director compensation during fiscal 2014:

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)(2)($)	Total ($)

Samuel H. Armacost	30,086	-	30,086

Mary B. Cranston	29,204	-	29,204

Michael R. Gaulke	97,746	100,000	197,746

Karen A. Richardson	67,000	100,000	167,000

Stephen C. Riggins	84,537	100,000	184,537

John B. Shoven, Ph.D.	82,037	100,000	182,037

Debra L. Zumwalt	40,833	100,000	140,833

(1)	The amounts shown in this column represent the value of unvested restricted stock unit awards granted during fiscal 2014 in accordance with ASC 718. However, pursuant to SEC rules, these values are not reduced by an estimate for the probability of forfeiture. See the notes to our consolidated financial statements in our Annual Report on Form 10-K for the year ended January 2, 2015 regarding assumptions underlying the valuation of equity awards.
(2)	Each of our current outside directors was granted 1,421 restricted stock units during 2014 with a grant date fair value of $100,000. The following director restricted stock unit awards were outstanding as of January 2, 2015: Mr. Gaulke - 1,421, Ms. Richardson – 1,421, Mr. Riggins - 1,421, Dr. Shoven - 1,421 and Ms. Zumwalt – 1,421.

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REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following Report of the Audit Committee of the Board of Directors does not constitute soliciting material and should not be considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Board of Directors is responsible for general oversight of the Company’s financial accounting and reporting process. The Committee’s primary responsibilities fall into three broad categories:

•	first, the Committee is charged with monitoring the preparation of quarterly and annual financial reports by the Company’s management, including discussions with management and the Company’s independent auditor about quarterly and annual financial statements and key accounting and reporting matters;

•	second, the Committee is responsible for matters concerning the relationship between the Company and its independent auditor, including their appointment or removal; approving the scope of their audit services and related fees, as well as any other services being provided to the Company; and overseeing the independence of the Company’s auditor; and

•	third, the Committee in consultation with management and the independent auditor considers the integrity of the Company’s financial reporting processes and controls regarding finance and accounting.

The Committee’s responsibilities are presented in detail in the complete charter of the Committee, which is available on the Company’s website at: http://www.exponent.com/corporate-governance/. The charter reflects standards set forth in the applicable SEC regulations and the NASDAQ Global Select Market rules. Audit Committee members are independent as defined by these regulations and rules. The Board of Directors has determined that Mr. Riggins is an “audit committee financial expert” as such term is defined by these rules and regulations.

The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention it considers necessary or appropriate to each of the matters assigned to it under the Committee’s charter.

In overseeing the preparation of the Company’s financial statements, the Committee met with both management and the Company’s independent auditor to review and discuss all quarterly and annual financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee discussed the statements with both management and the independent auditor. The Committee discussed with KPMG LLP the matters required to be discussed pursuant to applicable auditing standards adopted by the Public Company Accounting Oversight Board together with the guidelines established by the SEC and the Sarbanes-Oxley Act, including, among other items, matters related to the conduct of the audit of the consolidated financial statements by the independent registered public accounting firm and its audit of the effectiveness of internal control over financial reporting pursuant to Section 404.

The Audit Committee has received from KPMG LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence. We have discussed with KPMG matters relating to its independence, including a review of both audit and non-audit services, and considered the compatibility of non-audit services with KPMG’s independence.

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On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2015, for filing with the SEC.

Members of the Audit Committee

Stephen C. Riggins, Chairperson
Karen A. Richardson
John B. Shoven, Ph.D.

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RELATIONSHIP WITH INDEPENDENT AUDITOR

KPMG LLP has been the independent auditor that audits the financial statements of the Company since 1987. In accordance with standing policy, KPMG LLP periodically changes the personnel who work on the audit. In addition to performing the audit of the Company’s consolidated financial statements, KPMG LLP provided various other services during fiscal 2014. The aggregate fees incurred during fiscal 2014 and fiscal 2013 for each of the following categories of services are set forth below:

	Fiscal 2014 Fees	Fiscal 2013 Fees
Audit Fees	$611,000	$600,000
Audit-Related Fees	-	-
Tax Fees	141,000	121,000
All Other Fees	-	-
Total Fees	$752,000	$721,000

Audit Fees. Consists of fees incurred for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports. This includes fees for review of the tax provision and fees for accounting consultations on matters reflected in the financial statements. Audit fees also include audit or other attest services required by statute or regulation (foreign or domestic) such as comfort letters, consents, reviews of SEC filings, statutory audits in non-U.S. locations and reports on issuers’ internal controls required under the Sarbanes-Oxley Act.

Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”

Tax Fees. Consists of fees billed or expected to be billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audit defense, customs and duties, mergers and acquisitions, and international tax planning.

All Other Fees. No other fees were incurred during fiscal years 2014 or 2013.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditor. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

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PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors has appointed KPMG LLP, an independent registered public accounting firm, to audit the financial statements of the Company for the year ending January 1, 2016. KPMG LLP has audited the Company’s financial statements since 1987. A representative of KPMG LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires, and is expected to be available to respond to appropriate questions.

Required Vote

The ratification of the appointment of KPMG LLP will require the affirmative vote of a majority of shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

In the event that the stockholders do not approve the selection of KPMG LLP, the Audit Committee of the Board of Directors will reconsider the appointment of the independent auditor.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITOR FOR FISCAL 2015.

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PROPOSAL NO. 3

AMENDMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION

TO CHANGE THE NUMBER OF AUTHORIZED SHARES OF CAPITAL STOCK

On April 3, 2015, the Board of Directors unanimously approved a proposal to amend the Company’s Certificate of Incorporation to change the number of authorized shares of capital stock. The Board of Directors believes that this proposal is in the best interests of the Company and its stockholders.

The Restated Certificate of Incorporation of the Company, as amended by the Certificate of Amendment of Restated Certificate of Incorporation of the Company dated May 24, 2006 (the “Certificate of Incorporation”), currently authorizes an aggregate of 105,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock (par value $0.001 per share) and 5,000,000 shares of preferred stock (par value $0.001 per share). The Company proposes to further amend its Certificate of Incorporation to (i) change the number of authorized shares of common stock to 80,000,000 and (ii) change the number of authorized shares of preferred stock to 2,000,000, thus bringing the total number of authorized shares of capital stock for all classes to 82,000,000. This change would be accomplished by amending paragraph (A) of Article Fourth of the Certificate of Incorporation to read in its entirety as follows:

“(A)    This Corporation is authorized to issue two classes of stock, preferred stock and common stock. The authorized number of shares of capital stock is Eighty-Two Million (82,000,000) shares, of which the authorized number of shares of preferred stock is Two Million (2,000,000) and the authorized number of shares of common stock is Eighty Million (80,000,000). The stock, whether preferred stock or common stock, shall have a par value of one-tenth of one cent ($0.001) per share.”

Implementation of the change in the number of authorized shares of the Company’s capital stock is expressly contingent upon approval by the Company’s stockholders of this Proposal No. 3 and approval by the Company’s stockholders of Proposal No. 4, which would amend the Company’s Certificate of Incorporation to effect a two-for-one stock split of the Company’s common stock. As described in this Proposal No. 3, the approval of Proposal No. 3 will allow the Company to increase the number of shares of common stock that may currently be issued, thereby facilitating the proposed two-for-one stock split as described in Proposal No. 4 while preserving the relative proportion of authorized and issued shares to unissued shares of common stock.

Purposes and Effects of Proposed Change in the Number of Authorized Shares of Capital Stock

As previously reported, in a letter dated May 23, 2006, the Company committed to limit its use of authorized capital stock to 40,000,000 shares of common stock and 2,000,000 shares of preferred stock, unless the approval of the Company’s stockholders was obtained subsequently, such as through a further amendment to the Company’s authorized capital stock (the “Commitment Letter”). The approval of this Proposal No. 3 will constitute subsequent approval of the Company’s stockholders as contemplated by the Commitment Letter, and as such, the Commitment Letter will become of no further force if this Proposal No. 3 is adopted. Although the Commitment Letter will no longer be effective upon approval of this Proposal No. 3, the proposed amendment to the Certificate of Incorporation will effectively maintain the same limit on the Company’s use of preferred stock as provided in the Commitment Letter (i.e., 2,000,000 shares). Furthermore, assuming that the two-for-one stock split as described in Proposal No. 4 is approved, this Proposal No. 3 will effectively maintain the limit on the Company’s use of common stock as provided in the Commitment Letter on a proportional, post-split basis (i.e., the effective limit will increase from 40,000,000 to 80,000,000 shares, which is proportional to the proposed two-for-one stock split). The approval of this Proposal No. 3 is an express condition to Proposal No. 4 to effect a two-for-one stock split.

If this Proposal No. 3 is approved, making the Commitment Letter of no further force, then the Company will be able to issue twice the number of shares of common stock as was allowed while the Commitment Letter was in effect. The primary purpose of increasing the number of shares of common stock that may be issued is to facilitate the proposed two-for-one stock split as described in Proposal No. 4 while preserving the relative proportion of authorized and issued shares to unissued shares of common stock available for use. The additional shares of common stock available for use by the Company would be a part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the currently outstanding shares of common stock.

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The increase in the number of shares of common stock available for use by the Company would make additional shares of common stock available for issuance for such purposes as the Board of Directors may determine to be advantageous for the Company, including but not limited to future stock dividends and stock splits, future employee benefit plans and acquisitions and the raising of additional capital. Issuance of the additional available shares of common stock would not affect the rights of the holders of currently outstanding shares of our common stock, except for effects incidental to increasing the number of shares of our common stock outstanding, such as dilution of any earnings per share and voting rights of current holders of common stock. Except with respect to shares that may be issued through means of a stock split, as described in Proposal No. 4, and shares reserved for issuance under the Company’s stock plans, and except for the Commitment Letter, as of the date of this Proxy Statement the Board of Directors does not have any agreements, commitments or plans with respect to the issuance of any additional shares of common stock. If the Board of Directors deems it to be in the interests of the Company and its stockholders to issue additional shares of common stock in the future, the Board of Directors generally will not seek further authorization by vote of the Company’s stockholders (unless such authorization is otherwise required by law or regulation).

The additional shares of common stock that would become available for issuance if this Proposal No. 3 is approved and the Commitment Letter becomes of no further force could, under certain circumstances, have an anti-takeover effect. The additional shares of common stock could also be used by the Company to oppose a hostile takeover attempt or to delay or prevent changes in control or our management. For example, without further stockholder approval, the Board of Directors could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board of Directors currently aware of any attempts directed at the Company), stockholders should be aware that approval of this Proposal No. 3 could facilitate future efforts by the Company to deter or prevent changes in control, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

Effective Date

If the Company’s stockholders approve the proposed amendment to our Certificate of Incorporation effecting the change in the number of authorized shares of capital stock, it will become effective upon filing with the Secretary of State of the State of Delaware, which the Company anticipates doing as soon as practicable following stockholder approval. However, even if the Company’s stockholders approve the proposed amendment, the Board of Directors reserves the right to elect not to proceed with the amendment if, at any time prior to filing the amendment, the Board of Directors determines that it is no longer in the best interests of the Company and its stockholders to proceed with the amendment to the Certificate of Incorporation to change the number of shares of authorized capital stock. If Proposal No. 4 is not passed by the Company’s stockholders, then the Company will not file the amendment effecting the change in the number of authorized shares of capital stock. If this Proposal No. 3 and Proposal No. 4 are passed by the Company’s stockholders, then the Company may elect to file both amendments described in this Proposal No. 3 and Proposal No. 4 together in the same filing.

Required Vote

The approval of the amendment to the Certificate of Incorporation to change the number of shares of authorized capital stock will require the vote of a majority of the shares of the Company’s common stock issued and outstanding as of the Record Date and entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as “AGAINST” votes on this Proposal No. 3.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS

PROPOSAL NO. 3.

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PROPOSAL NO. 4

AMENDMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT A TWO-FOR-ONE STOCK SPLIT

On April 3, 2015, the Board of Directors unanimously approved a proposal to amend the Company’s Certificate of Incorporation to effect a two-for-one stock split. The Board of Directors believes that this proposal is in the best interests of the Company and its stockholders.

The Company proposes to amend its Certificate of Incorporation to effect a two-for-one stock split of the Company’s common stock by changing and converting each of the issued and outstanding shares of common stock of the Company, and each share of common stock held in the Company’s treasury, to two shares of common stock. This stock split would be accomplished by the addition of the following statement to the end of paragraph (A) of Article Fourth of the Certificate of Incorporation:

“Effective as of 5:00 p.m. Eastern Time on the date this Certificate of Amendment of the Restated Certificate of Incorporation of the Corporation is filed with the Secretary of State of Delaware, each one (1) share of common stock of this Corporation outstanding, and each one (1) share of common stock held in this Corporation’s treasury, shall, automatically and without any action on the part of the respective holders thereof, be reclassified, converted and changed into two (2) fully paid and nonassessable shares of common stock, par value of one-tenth of one cent ($0.001) per share, of this Corporation.”

Implementation of the two-for-one stock split of the Company’s common stock is expressly contingent upon approval by the Company’s stockholders of this Proposal No. 4 and approval by the Company’s stockholders of Proposal No. 3, which would amend the Company’s Certificate of Incorporation to change the number of authorized shares of the Company’s capital stock. As described in Proposal No. 3, the approval of Proposal No. 3 will allow the Company to increase the number of shares of common stock that may currently be issued, thereby facilitating the proposed two-for-one stock split as described in this Proposal No. 4 while preserving the relative proportion of authorized and issued shares to unissued shares of common stock.

Purposes and Effects of Proposed Two-for-One Common Stock Split

The Board of Directors anticipates that the increase in the number of outstanding shares of common stock of the Company resulting from a two-for-one stock split will increase liquidity in the trading of the Company’s common stock. The common stock is listed for trading on the Nasdaq Stock Market, and the Company will apply for listing of the additional shares of common stock to be issued in the event the proposed stock split is approved. If the proposed amendment is adopted, each stockholder of record at 5:00 p.m. Eastern Time on the date the amendment to the Certificate of Incorporation effecting the stock split is filed with the Secretary of State of Delaware would be the record owner of, and entitled to receive, a certificate or certificates representing one additional share of common stock, par value $0.001 per share, for each share of common stock then owned of record by such stockholder. In addition, each share of common stock held in the Company’s treasury will be converted to two shares of common stock. The approval of this Proposal No. 4 is an express condition to Proposal No. 3 to change the number of authorized shares of the Company’s capital stock.

In accordance with the various equity compensation plans of the Company, it will be necessary to make appropriate adjustments in the number of shares of common stock that remain available for issuance pursuant to such plans, as well as in the number of shares and price of common stock subject to outstanding awards under such plans. Generally, the number of shares that remain available for issuance pursuant to such plans will be doubled, the number of shares subject to outstanding awards under such plans will be doubled, the exercise price per share of stock options granted under such plans will be divided by two, and the maximum number of shares of common stock pursuant to awards that may be granted to an eligible employee under such plans in any year will double.

The Company anticipates paying quarterly dividends each year in March, June, September and December. Future declarations of quarterly dividends and the establishment of future record and payment dates are subject to the final determination of The Company’s Board of Directors.  The Company expects that any such future dividends would, on a per share basis, be proportionately adjusted.

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The Company is of the opinion that the proposed stock split would result in no gain or loss or realization of taxable income to owners of common stock under existing United States federal income tax laws. The cost basis for tax purposes of each new share and each retained share of common stock would be equal to one-half of the cost basis for tax purposes of the corresponding share immediately preceding the stock split. In addition, the holding period for the additional shares issued pursuant to the stock split would be deemed to be the same as the holding period for the original share of common stock. The laws of jurisdictions other than the United States may impose income taxes on the issuance of the additional shares and stockholders are urged to consult their tax advisors.

If stockholders dispose of their shares after the stock split, they may pay higher brokerage commissions on the same relative interest in the Company because that interest is represented by a greater number of shares. Stockholders may wish to consult their brokers to ascertain the brokerage commission that would be charged for disposing of the greater number of shares. If the proposed amendment is adopted, the stockholders’ equity accounts of the Company will increase because the par value of a share of common stock after the split will remain unchanged at $0.001 per share, while the number of shares issued and outstanding will double.

Effective Date and Procedure for Issuance of Shares for Stock Split

If the Company’s stockholders approve the proposed amendment to our Certificate of Incorporation effecting the stock split, it will become effective upon filing with the Secretary of State of the State of Delaware without any further action on the part of the Company or the holders of shares of the Company’s common stock and whether or not certificates representing such holders’ shares prior to the stock split are surrendered for cancellation. However, even if the Company’s stockholders approve the proposed amendment, the Board of Directors reserves the right to elect not to proceed with the amendment if, at any time prior to filing the amendment, the Board of Directors determines that it is no longer in the best interests of the Company and its stockholders to proceed with the amendment to the Certificate of Incorporation to effect the stock split. If Proposal No. 3 is not passed by the Company’s stockholders, then the Company will not file the amendment effecting the stock split. If Proposal No. 3 and Proposal No. 4 are passed by the Company’s stockholders, then the Company may elect to file both amendments described in Proposal No. 3 and this Proposal No. 4 together in the same filing.

Stock certificates or book-entries dated as of a date prior to the effective time of the stock split representing outstanding shares of common stock will, immediately after the effective time of the stock split, represent a number of shares equal to the same number of shares of common stock as is reflected on the face of such certificates or book-entries, multiplied by two. Certificates representing shares of common stock should be retained by each stockholder and should not be returned to the Company or to its transfer agent. It will not be necessary to submit outstanding certificates for exchange. UNLESS REQUESTED TO DO SO, STOCKHOLDERS OF RECORD SHOULD NOT DESTROY OR RETURN ANY EXISTING STOCK CERTIFICATE(S) REPRESENTING SHARES OF COMMON STOCK ISSUED PRIOR TO THE STOCK SPLIT.

Required Vote

The approval of the amendment to the Certificate of Incorporation to effect the stock split will require the vote of a majority of the shares of the Company’s common stock issued and outstanding as of the Record Date and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have the same effect as “AGAINST” votes on this Proposal No. 4.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS

PROPOSAL NO. 4.

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PROPOSAL NO. 5

ADVISORY VOTE ON EXECUTIVE COMPENSATION FOR FISCAL 2014

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") enables the Company’s stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules. Although the vote is advisory and is not binding on us or on our Board of Directors, our Human Resources Committee will take into account the outcome of the vote when considering future executive compensation decisions and will evaluate whether any actions are necessary to address stockholder concerns.

We believe that our compensation philosophy has allowed us to attract, retain, and motivate qualified executive officers who have contributed to our success. For more information regarding the compensation of our named executive officers and our compensation philosophy, we encourage you to read the section of this proxy entitled “Executive Officer Compensation – Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables for a more detailed discussion of our compensation policies and practices.

We are asking for stockholder approval of the compensation of our named executive officers in accordance with SEC rules (including without limitation, Section 14A of the Securities Exchange Act of 1934, as amended). This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement. In accordance with the recommendation of the Company’s stockholders at the 2011 Annual Meeting of the Company, the Board intends to seek this advisory vote on an annual basis.

Required Vote

The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal is required for advisory approval of this proposal.

The Board of Directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement on an advisory basis pursuant to the compensation disclosure rules of the SEC.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates beneficial ownership of the Company’s common stock as of April 1, 2015. It includes stockholders known by the Company to beneficially own more than 5% of the Company’s common stock, the Company’s directors, the executive officers of the Company named in the Summary Compensation Table, and the directors and executive officers of the Company as a group. A total of 12,987,319 shares of the Company’s common stock were issued and outstanding as of April 1, 2015.

Name and Address of Beneficial Owners	Number of Shares Beneficially Owned (1)	Percent of Total (1)

Neuberger Berman Group LLC (2)	1,500,256	11.6%
605 Third Avenue
New York, NY 10158
Kayne Anderson Rudnick Investment Management LLC (2)	1,149,577	8.9%
1800 Avenue of the Stars, 2nd Floor
Los Angeles, CA 90067
BlackRock, Inc. (2)	1,121,386	8.6%
40 East 52nd Street
New York, NY 10022
The Vanguard Group, Inc. (2)	841,286	6.5%
100 Vanguard Blvd.
Malvern, PA 19355
Richard L. Schlenker (3)	188,606	1.4%
Paul R. Johnston, Ph.D. (4)	124,478	1.0%
Robert D. Caligiuri, Ph.D.	68,712	*
Michael R. Gaulke (5)	52,863	*
Paul D. Boehm, Ph.D.	21,186	*
Catherine Ford Corrigan Ph.D.	20,760	*
Subbaiah V. Malladi, Ph.D.	17,973	*
John B. Shoven, Ph.D. (5)	12,561	*
Stephen C. Riggins (5)	4,346	*
Karen A. Richardson (5)	1,957	*
Debra L. Zumwalt (5)	1,421	*
All Directors & Executive Officers (15 persons) (6)	531,326	4.0%

*	Represents less than one percent of the outstanding common stock of the Company.
(1)	The number and percentage of shares beneficially owned is determined under rules of the Securities and Exchange Commission (“SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within sixty days of April 1, 2015, through the exercise of any stock option or other right. The denominator of the calculation consists of shares the director’s and executive officer’s have the right to acquire through the exercise of any stock option or other right within sixty days of April 1, 2015, plus the Company’s total shares outstanding as of April 1, 2015. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.
(2)	Based on information contained in a report on Schedule 13G/A filed with the SEC on February 12, 2015 for Neuberger Berman Group LLC, a report on Schedule 13G/A filed on February 5, 2015 for Kayne Anderson Rudnick Investment Management LLC, a report on Schedule 13G/A filed on January 22, 2015 for BlackRock, Inc. and a report on Schedule 13G/A filed on February 11, 2015 for The Vanguard Group, Inc.
(3)	Includes 95,250 shares of common stock subject to options exercisable within sixty days of April 1, 2015.
(4)	Includes 65,375 shares of common stock subject to options exercisable within sixty days of April 1, 2015.
(5)	Includes 1,421 shares of common stock to be issued upon the conversion of restricted stock units within sixty days of April 1, 2015.

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(6)	Includes 160,625 shares of common stock subject to options exercisable within sixty days of April 1, 2015 and 7,105 shares of common stock to be issued upon the conversion of restricted stock units within sixty days of April 1, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company believes that during fiscal 2014, all filings with the SEC, by its executive officers, directors and 10% stockholders complied with requirements for reporting ownership or changes in ownership of Company common stock pursuant to Section 16(a) of the Securities Exchange Act of 1934.

Compensation Committee Interlocks and Insider Participation

During fiscal 2014, Mr. Armacost, Ms. Cranston, Mr. Riggins, Ms. Richardson, Dr. Shoven, and Ms. Zumwalt served as members of the Human Resources Committee. No member of the Human Resources Committee is or was formerly an officer or an employee of the Company or any of its subsidiaries.

No interlocking relationship exists between the Company’s Board of Directors or Human Resources Committee and the Board of Directors or Compensation Committee of any other company, nor has any such interlocking relationship existed in the past.

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EXECUTIVE OFFICER COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains our compensation philosophy, objectives, policies and practices with respect to our President and Chief Executive Officer, our Executive Vice President and Chief Financial Officer and our other three most highly-compensated executive officers, as determined in accordance with applicable SEC rules and as set out in the “Summary Compensation Table”. We collectively refer to these five individuals as our “named executive officers.”

General Philosophy. Our fundamental compensation philosophy is to align management’s incentives with the long-term interests of our stockholders, create a sense of partnership and to provide a retention vehicle. We strive to compensate our named executive officers competitively with executives and consulting professionals throughout the industry and geographies in which we operate. Executive officer compensation is based on the performance of the Company, individual achievements and the competitive environment. Individual performance assessments are based on appraisals of financial performance, professional accomplishments and leadership that meet the level of excellence demanded. We use a total compensation approach for our named executive officers, in which each element of compensation is reviewed individually and considered collectively with the other elements of our compensation program to ensure that it is consistent with the objectives of both that particular element of compensation and our overall compensation program. During our Board and Committee Meetings on February 13, 2015, we considered the results of the “say on pay” proposal from our 2014 proxy, on which 98.3% of votes cast by our stockholders were in support of our executive compensation policies and decisions for fiscal 2013. Our approach for fiscal 2014 on compensation policies and decisions remained consistent with our 2013 approach and no substantial changes were made during fiscal 2014. Our compensation program consists of the following elements: base salary, bonus, equity compensation and other benefits.

Board Process. The responsibility for determining the compensation of our named executive officers has been delegated by the Board of Directors to the Human Resources Committee (which is hereinafter referred to as the “Committee”). However, for our President and Chief Executive Officer’s compensation, the independent members of the Board ratify the compensation decisions approved by the Committee. As described in more detail below, the Committee’s responsibilities include establishing the general compensation policies for all employees and overseeing the specific compensation for officers of the Company. The Committee regularly reviews these compensation programs and makes adjustments as appropriate to accomplish its objectives. The Committee met five times during fiscal 2014.

In the case of the President and Chief Executive Officer, the Committee reviews the President and Chief Executive Officer’s written assessment of his performance, evaluates the performance of the President and Chief Executive Officer relative to his objectives and determines the appropriate compensation. For the other executive officers, the President and Chief Executive Officer evaluates their performance and presents his evaluation and compensation recommendations to the Committee for review and approval. The Committee also approves all equity compensation grants. The Charter of the Committee is available on our website at: http://www.exponent.com/corporate-governance/.

The Charter of the Committee provides for the Committee to retain, and terminate as necessary, a compensation consultant. During 2014, the Committee engaged Compensia, an executive compensation consulting firm, to provide recommendations regarding a framework for performance objectives, as discussed below, and a group of publicly-traded professional service companies with revenue, operating income and business focus comparable to Exponent that will be used to develop competitive compensation data for our President and Chief Executive Officer and our Executive Vice President and Chief Financial Officer. For fiscal 2014, the Committee reviewed competitive compensation data for the chief executive officer and chief financial officer of nine publicly-traded professional service companies recommended by Compensia with revenue, operating income, and business focus comparable to Exponent. Those companies included The Advisory Board, The Corporate Executive Board, CRA International, Heidrick and Struggles, Huron Consulting Group, ICF International, Korn/Ferry International, Navigant Consulting, and Resources Connection. During 2014, the Committee also reviewed executive compensation survey data compiled by Radford, a compensation survey provider, for chief financial officers of publicly-traded companies in Northern California with annual revenues in the $139 million to $948 million range. The Committee does not target compensation against a specific percentile or range of percentiles within any peer group, because there are no comparable companies that offer the same technical capability and breadth of services as Exponent. We use the data for a general understanding of the marketplace. The competitive compensation data for base salary, total cash compensation and long-term incentives were reviewed by the Committee to ensure that the President and Chief Executive Officer’s compensation is not an outlier relative to the peer group reviewed. The competitive compensation data for base salary, total cash compensation and long-term incentives and the executive compensation survey data for chief financial officers provided by Radford also were reviewed by the Committee to ensure that the Executive Vice President and Chief Financial Officer’s compensation is not an outlier relative to the peer groups reviewed.

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Compensation and Risk Management

The Committee does not believe that our executive compensation program encourages excessive or unnecessary risk-taking. By dividing our executives’ compensation into three key elements, the Committee believes it has properly weighted the performance compensation eligible to be earned by our executives appropriately between short-term and long-term goals. Additionally, the annual bonus for the President and Chief Executive Officer is capped at two times his target bonus and 40% of each executive officer’s annual bonus is settled with fully vested restricted stock units that are not delivered for four years. These provisions add protection against disproportionately large short-term incentives. The primary component of our equity compensation program is restricted stock units which cliff vest four years from the date of grant. The delayed vesting encourages our executives’ sustained focus on the long-term performance of the Company. The Committee believes our executive compensation program promotes proper alignment of our executives’ interests with those of the Company’s stockholders.

Elements of Compensation Program

Base Salary. We believe that competitive base salaries are necessary to attract and retain management talent critical to achieving our business objectives. We strive to provide base salaries commensurate with comparable executives at professional service organizations of similar size and location and with consulting professionals of similar background and experience working for both professional service organizations and in private practice. Base salaries are reviewed annually and adjusted to realign salaries with market levels after taking into account our performance, as well as the individual’s responsibilities, experience and performance. The level of total compensation relative to our other executive officers, senior scientific and engineering consultants that we hire and those that have left to compete with us are also considered when determining executive officer base salaries.

Effective March 28, 2015, the annual base salary for Dr. Johnston, President and Chief Executive Officer, increased 4% from $625,000 to $650,000. Dr. Johnston’s increased annual base salary reflected a level that Committee concluded was appropriate based upon Dr. Johnston’s performance and the competitive compensation data. Effective March 28, 2015, the annual base salary for Mr. Schlenker, Executive Vice President and Chief Financial Officer, increased 5% from $400,000 to $420,000. Mr. Schlenker’s increased annual base salary reflected a level that the Committee concluded was appropriate based upon Mr. Schlenker’s performance and the competitive compensation data. Effective March 28, 2015, the annual base salary for Dr. Corrigan, Group Vice President, increased 2% from $490,000 to $500,000. Dr. Corrigan’s increased annual base salary reflected a level that the Committee concluded was appropriate based upon her performance during fiscal 2014. For fiscal 2015, the Committee concluded that the annual salaries for Dr. Malladi, Chief Technical Officer and Dr. Caligiuri, Group Vice President of $600,000 and $500,000, respectively, were competitive and would not be increased.

Bonus. Annual bonuses are designed to create an incentive and reward named executive officers for their contributions to our performance by making a significant portion of their total compensation variable. Our bonus plan covers all employees, including named executive officers, and the bonus pool is equal to 33% of our pre-tax income before bonuses, stock-based compensation, realized gain/loss on foreign exchange and interest income. An additional amount of up to the amount of the President and Chief Executive Officer’s target bonus will be added to the bonus pool if the President and Chief Executive Officer’s targets for revenue and profit are exceeded, as discussed below. Our bonus pool has historically been 33% and the Committee determined that this amount was competitive for fiscal 2014. The total amount available in the bonus pool for fiscal 2014 was $37,010,000. Generally 40% of each named executive officer’s annual bonus is settled with fully vested restricted stock unit awards to provide a longer term incentive, under which each executive officer has the right to receive shares of our common stock four years from the date of grant. The remainder of each executive officer’s annual bonus is paid in cash.

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Where a named executive officer has responsibilities for both providing direct consulting services to clients and managing a business unit, his or her performance is generally weighted toward the direct consulting activities. For a named executive officer who has broader corporate responsibilities, such as our Executive Vice President and Chief Financial Officer, his performance is based on that officer’s overall contribution to the Company.

For fiscal 2014, the President and Chief Executive Officer’s performance was evaluated using a process developed with the help of Compensia, based on performance objectives in three categories: revenue, profitability, and leadership. The portion of the bonus determined based on objective business criteria established by the Committee is intended to qualify as performance-based compensation pursuant to Section 162(m) of the Code, while the portion of the bonus based on qualitative criteria is not. We have done this based upon our philosophy of determining total executive compensation using a combination of quantitative and qualitative assessments of performance.

Performance Awards. Our 2008 Equity Incentive Plan authorizes the grant of performance awards to our executive officers. Performance awards are payable only to the extent certain performance targets, based on objective business criteria specified by the Committee, are achieved in the relevant measurement period. Performance awards are payable in cash or restricted stock units, at the discretion of the Committee. At the beginning of each year, the Committee must determine the performance goals and the achievement necessary for the bonus payout. After the conclusion of the performance period, the Committee certifies (1) the extent to which each executive officer has achieved the applicable prior fiscal year’s performance targets, and (2) the appropriate amount, if any, to be paid with respect to such performance-based annual incentive award. Even if the performance targets are achieved, the Committee may reduce the amount of an award through “negative discretion” and thereby reduce the payment made under a performance award, but the Committee cannot increase the amount of such award.

On February 7, 2014, the Committee determined the performance award opportunity to be granted to Dr. Johnston, President and Chief Executive Officer, for fiscal 2014. In doing so, the Committee established the performance targets, the performance required to achieve payout under the award and maximum amounts payable under this award. The Committee set the target bonus level and maximum payout at amounts they believe are competitive. Dr. Johnston’s target award was set at $208,333 (one-third of Dr. Johnston’s base salary) with the maximum amount payable set at twice the target. Performance between the applicable targets would be paid on a straight-line basis. In establishing the target for Dr. Johnston’s 2014 performance award, the Committee decided that 60% of the award, to the extent earned, would be payable in cash and 40% of the award would be payable in fully vested restricted stock units under which Dr. Johnston has the right to receive shares of our common stock four years from the date of grant.

Two performance targets were established. The revenue performance target was a 2% increase in revenues before reimbursements. This target is measured on a scale of 0 to 2 with 0 being equal to 8% revenue decline, 1 being equal to 2% revenue growth, and 2 being equal to 12% revenue growth. Performance between the targets is prorated on a straight-line basis. We exceeded this quantitative goal with actual revenues before reimbursements growth of 3.3%. This resulted in a quantitative performance factor for this objective of 1.13 on a scale of 0 to 2.

The profit performance target was to meet the adjusted EBITDAS* target margin. The adjusted EBITDAS margin is the calculated margin (EBITDAS/revenues before reimbursements) excluding the realized gain/loss on foreign exchange. The EBITDAS target margin for fiscal 2014 was 28.03% increased or decreased by five basis points for each 1% of revenue before reimbursements growth above or below 2%. This is also measured on a scale of 0 to 2 with 0 being equal to 200 basis points below the EBITDAS target margin, 1 being equal to the EBITDAS target margin, and 2 being equal to 200 basis points above the EBITDAS target margin. We exceeded this quantitative goal by exceeding the EBITDAS target margin by 185 basis points. This resulted in a quantitative performance factor for this objective of 1.92 on a scale of 0 to 2.

*	EBITDAS is a non-GAAP financial measure defined as net income before income taxes, interest income, depreciation and amortization and stock-based compensation.

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On February 13, 2015, the Committee certified and determined the amount payable to Dr. Johnston with respect to the cash and equity components of his performance award for fiscal 2014. Both of the performance targets were weighted equally. This resulted in a composite performance factor of 1.53 on a scale of 0 to 2. Accordingly, the formula amount payable for the performance award was $319,000 (target of $208,333 multiplied by the composite performance factor of 1.53).

Qualitative Bonuses. The target for Dr. Johnston’s qualitative bonus was set at $416,667 (two-thirds of Dr. Johnston’s base salary) for fiscal 2014 with the maximum payout set at twice the target. The Committee set the target bonus level and maximum payout at amounts they believe are competitive. Performance was evaluated based on objectives in three categories: revenue, profitability and leadership. The performance objectives for revenue and profit are weighted 25% each and the performance objective for leadership is weighted 50%. The Committee may reduce the qualitative bonus from the target amount at their discretion.

With respect to the revenue objective, the determination was based on the judgment of the Committee, taking into consideration factors such as how well we accomplished strategic growth initiatives and added top talent. For the profit objective, the determination was based on the judgment of the Committee, taking into consideration factors such as how we were able to control expenses and manage headcount growth. The leadership objective was based on the judgment of the Committee taking into consideration factors such as management of enterprise risk and our overall strategic direction.

In determining the appropriate qualitative bonus, the Committee considered Dr. Johnston’s contributions to achieving each of the three objectives. In making a qualitative assessment of the revenue objective the Committee determined that this objective was met due to the business development efforts associated with our strategic growth initiatives and the addition of top talent. In making a qualitative assessment of the profit objective the Committee determined that this objective was exceeded due to how expenses were managed, infrastructure was leveraged and headcount was managed. With respect to the leadership objective, the Committee recognized that this objective was exceeded due to the management of enterprise risk and the strategic direction provided. Based on the Committee’s qualitative evaluation, the composite performance factor was 1.40 on a scale of 0 to 2. Accordingly, the amount payable for the qualitative bonus was $581,000 (target of $416,667 multiplied by the composite performance factor of 1.40). The Committee decided that 60% of the qualitative bonus will be paid in cash and 40% of the qualitative bonus will be settled with fully vested restricted stock units under which Dr. Johnston has the right to receive shares of our common stock four years from the date of grant.

We do not have specific target bonuses for our other named executive officers. The bonuses for the other named executive officers were determined on a total compensation basis based on their relative contribution to our overall performance. Where a named executive officer has responsibilities for both providing direct consulting services to clients and managing a business unit, his or her performance is generally weighted toward the direct consulting activities. The size of our bonus pool was also considered when determining the annual bonuses for our other named executive officers.

Equity Compensation. Our equity compensation program is designed to align the named executive officers and stockholders’ interests, create a sense of partnership and long-term incentives, and provide a mechanism for retention and to provide a competitive total compensation package. We use a combination of restricted stock units and stock options to achieve these objectives.

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Generally 40% of each named executive officer’s annual bonus is settled with fully vested restricted stock unit awards. The percentage of each named executive officer’s annual bonus settled with vested restricted stock unit awards may be less than 40% when called for by the terms of an employment agreement or when other equity grants made were deemed adequate to align named executive officers and stockholders’ interests, by using long-term incentives to create a sense of partnership, provide a mechanism for retention and provide a competitive total compensation package. Under these restricted stock unit awards, each executive officer has the right to receive shares of our common stock four years from the date of grant. Each named executive officer who received a fully vested restricted stock unit award is also granted a matching number of unvested restricted stock unit awards. These unvested restricted stock unit awards cliff vest four years from the date of grant provided the holder has met certain employment conditions. In the case of retirement at 59 ½ years or older, all unvested restricted stock unit awards will continue to vest, provided that the named executive officer does all consulting work through the Company and does not become an employee for a past or present client (direct or indirect) or competitor of the Company.

Our practice is to determine each named executive officer’s bonus and the dollar amount of vested and unvested restricted stock unit awards following the availability of financial results for the prior year. With the exception of significant promotions and new hires, we generally grant restricted stock unit awards once a year during the allocation of our bonus pool. For restricted stock unit awards our 2008 Equity Incentive Plan defines the fair market value of the restricted stock unit awards as the closing price of our stock on the day of grant.

During the annual review process in February 2014, the Committee granted a stock option to purchase 13,500 shares of our common stock to Dr. Johnston, President and Chief Executive Officer, and a stock option to purchase 9,000 shares of our common stock to Mr. Schlenker, Executive Vice President and Chief Financial Officer. These stock option grants reflect levels that the Committee concluded were generally appropriate based upon past practices within the Company, each individual’s total stock ownership and the amount needed to remain competitive. For stock option awards the exercise price is equal to the closing price of our stock on the date of grant. Our option awards vest ratably over a four-year period beginning on the grant date, subject to continued employment. All stock option awards continue to vest in the case of retirement at 59 ½ years or older, provided that the named executive officer does all consulting work through the Company and does not become an employee for a past or present client (direct or indirect) or competitor of the Company.

Unvested restricted stock unit awards and stock options are occasionally granted for select new hires and promotions. There were no new hire awards granted to any named executive officers.

Executive Stock Ownership Guidelines. We believe that the financial interests of our executive officers should be aligned with those of our stockholders. Our stock ownership guidelines are determined as a multiple of the named executive officer’s annual base salary. Individual guidelines are three times for the President and Chief Executive Officer, two times for the Executive Vice President and Chief Financial Officer and one time for the other named executive officers. Stock that counts towards satisfaction of our stock ownership guidelines includes shares owned outright by the named executive officer or his or her immediate family members residing in the same household or in trust and restricted stock units, whether or not vested. The value of shares owned outright is Exponent’s prior 365-day average closing common stock price. The value of restricted stock units is the grant date fair value. The calculation is done at the beginning of each year. Named executive officers are required to achieve their stock ownership guideline within five years of the date the guidelines were adopted. If a person’s stock ownership guideline increases, that person has a five-year period to achieve the new guideline. As of April 1, 2015, all the named executive officers met the stock ownership guidelines or are expected to meet the applicable ownership guidelines within the specified time period.

Hedging and Pledging. Our policies do not permit any director or employee, including our named executive officers, to “hedge” their ownership by engaging in short sales involving Exponent securities. Our policies do not permit any director or officer, including our named executive officers, to pledge Exponent securities as collateral.

No Compensation Consultant Conflicts of Interest. We are not aware of any conflict of interest that has been raised by the work performed by Compensia.

Nonqualified Deferred Compensation. To attract and retain high performing executive officers and consultants we have a nonqualified deferred compensation plan under which we provide certain highly compensated employees, including the named executive officers, the opportunity to elect to defer the receipt of compensation. Participants in the plan may elect to defer up to 100% of their compensation including base salary and bonus. We also retain the discretion to make company contributions for any participant. For additional information, please refer to the Nonqualified Deferred Compensation table.

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Other Benefits. Executive officers participate in our other benefit plans on the same terms as other employees. These plans include medical and dental insurance, life insurance, an employee stock purchase plan and company contributions to each employee’s defined contribution retirement account. We also provide paid vacation and other paid holidays to all employees, including named executive officers.

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally places a limit of $1,000,000 on the amount of annual compensation that we may deduct in any one year with respect to certain executive officers unless the compensation is qualifying performance-based compensation where certain requirements are met. It is the policy of the Committee to have stock option compensation and performance awards qualify for full deductibility to the extent feasible and consistent with our overall compensation objectives. Our 1999 Stock Option Plan and 2008 Equity Incentive Plan are designed to enable compensation recognized in connection with the exercise of options and the settlement of performance awards to qualify as performance-based compensation eligible for deductibility under Section 162(m). Base salary, qualitative bonuses, and restricted stock unit awards (excluding performance awards settled with restricted stock units) do not qualify as exceptions to the deduction limit under Section 162(m) due to the Committee’s philosophy of determining total executive compensation using a combination of quantitative and qualitative assessments of performance.

Compensation Accounting Matters

The Committee also considers the accounting and cash flow implications of various forms of executive compensation. In our financial statements, we record salaries and bonuses as expenses in the amount paid, or to be paid, to the named executive officers. Accounting rules also require us to record an expense in our financial statements for equity awards, even though equity awards are not paid as cash to employees. The Committee believes, however, that the many advantages of equity compensation more than compensate for the non-cash accounting expense associated with these types of awards. We currently amortize compensation expense associated with equity awards over an award’s requisite service period and establish fair value of equity awards in accordance with applicable accounting standards. Based upon the structure of our employee stock purchase plan program we are not required to record compensation expenses for financial statement purposes in connection with employees’ rights to purchase our stock granted under this program.

Potential Payments upon Termination or Change-in-Control

Our restricted stock unit award agreements state that in the event of a change in control of the Company, the successor shall assume or substitute equivalent awards on the same terms and conditions. If the award holder is involuntarily terminated within a two-year period beginning on the date of the change of control for any reason other than the award holder’s failure to substantially perform the duties of the award holder’s position, all awards are vested and settled on the date of termination. Assuming a change in control and involuntary termination of employment, the value of restricted stock unit awards that would have vested based on the closing price of our common stock on January 2, 2015 of $81.09 for each named executive officer was as follows: Dr. Johnston $1,959,215, Mr. Schlenker $1,246,272, Dr. Caligiuri $1,203,538, Dr. Malladi $1,500,814, and Dr. Corrigan $899,450. We do not have any other contracts, agreements (including employment agreements), plans or arrangements, whether written or unwritten, providing for payments to a named executive officer at, following, or in connection with any termination of a named executive officer or a change in control or a change in a named executive officer’s responsibilities.

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SUMMARY COMPENSATION TABLE

The following table summarizes information regarding compensation earned by our named executive officers during fiscal 2014:

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3) (5)	Option Awards ($) (4) (5)	All Other Compensation ($) (6)	Total ($)

Paul R. Johnston, Ph.D.	2014	619,231	540,000	720,000	330,340	43,346	2,252,917
President and Chief	2013	609,047	540,000	680,000	309,828	42,633	2,181,508
Executive Officer	2012	580,029	510,000	600,000	292,637	17,500	2,000,166

Richard L. Schlenker	2014	400,000	330,000	440,000	220,226	28,000	1,418,226
Executive Vice President,	2013	405,203	330,000	440,000	206,552	28,364	1,410,119
Chief Financial Officer	2012	385,039	330,000	400,000	195,091	17,500	1,327,630
and Corporate Secretary

Subbaiah V. Malladi, Ph.D.	2014	600,000	330,000	460,000	-	42,000	1,432,000
Chief Technical Officer	2013	611,537	345,000	500,000	-	42,808	1,499,345
	2012	587,496	375,000	460,000	-	17,500	1,439,996

Robert D. Caligiuri, Ph.D.	2014	500,000	315,000	400,000	-	35,000	1,250,000
Group Vice President	2013	509,623	300,000	440,000	-	35,674	1,285,297
	2012	500,032	330,000	400,000	-	17,500	1,247,532

Catherina Ford Corrigan, Ph.D.	2014	487,692	315,000	400,000	-	34,138	1,236,830
Group Vice President

(1)	The base salaries for our Names Executive Officers took effect for 2014, 2013 and 2012 on March 29, 2014, March 30, 2013 and March 31, 2012, respectively. As such the amounts in this column reflect three months at their prior year base salaries and nine months at their current year base salaries. Fiscal 2014 and fiscal 2012 included 52 weeks of activity as compared to 53 weeks for fiscal 2013.
(2)	The amounts shown in this column represent the value of cash bonuses earned during the year indicated and paid in the first quarter of the subsequent year, excluding the portion settled with vested restricted stock unit awards.
(3)	The amounts shown in this column represent the values of vested and unvested restricted stock unit awards granted during the year indicated, regardless of when earned. The value of restricted stock units granted during the first quarter of 2015 to settle a portion of each named executive officer’s fiscal 2014 bonus are not included in this column.
(4)	The amounts shown in this column represent the Black-Scholes value calculated for stock options granted during the year indicated, regardless of when earned.
(5)	The values of equity-based awards for this column represent the grant date fair value of the awards in accordance with ASC 718. However, pursuant to SEC rules, these values are not reduced by an estimate for the probability of forfeiture. All equity-based awards have dividend equivalent rights, which entitle the holder of the award to the same dividend value per share as holders of common stock. See the notes to our consolidated financial statements in our Annual Report on Form 10-K for the year ended January 2, 2015 regarding assumptions underlying the valuation of equity awards.
(6)	The amounts shown in this column represent the value of Company contributions to each named executive officer’s defined contribution retirement account earned during the year indicated. The Company provides a defined contribution retirement plan for all of its employees whereby the Company contributes to each eligible employee’s account 7% of the employee’s eligible base salary plus overtime. These contributions are made to the 401(k) plan up to the statutory maximum. Effective January 1, 2013, any portion of the 7% contribution in excess of the statutory maximum is made to the Company’s nonqualified deferred compensation plan.

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GRANTS OF PLAN-BASED AWARDS IN FISCAL 2014

The following table sets forth information regarding grants of plan-based awards to our named executive officers during fiscal 2014:

Name	Grant Date	Human Resource Committee Approval Date	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price of Underlying Security on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

Dr. Johnston	03/14/2014	02/07/2014	4,816	(1)			74.76	360,000
	03/14/2014	02/07/2014	4,816	(2)			74.76	360,000
	02/7/2014	02/07/2014			13,500	70.80	70.80	330,340

Mr. Schlenker	03/14/2014	02/07/2014	2,943	(1)			74.76	220,000
	03/14/2014	02/07/2014	2,943	(2)			74.76	220,000
	02/07/2014	02/07/2014			9,000	70.80	70.80	220,226

Dr. Malladi	03/14/2014	03/03/2014	3,077	(1)			74.76	230,000
	03/14/2014	03/03/2014	3,077	(2)			74.76	230,000

Dr. Caligiuri	03/14/2014	03/03/2014	2,676	(1)			74.76	200,000
	03/14/2014	03/03/2014	2,676	(2)			74.76	200,000

Dr. Corrigan	03/14/2014	03/03/2014	2,676	(1)			74.76	200,000
	03/14/2014	03/03/2014	2,676	(2)			74.76	200,000

(1)	Amounts represent the number of fully vested restricted stock units granted under our 2008 Equity Incentive Plan.
(2)	Amounts represent the number of unvested restricted stock units granted under our 2008 Equity Incentive Plan. These awards cliff vest four years from the date of grant. All unvested restricted stock units will continue to vest in the case of retirement at 59 ½ years or older, provided that the named executive officer does all consulting work through the Company and does not become an employee for a past or present client (direct or indirect) or competitor of the Company.
(3)	Amounts represent options granted under our 2008 Equity Incentive Plan. These options become exercisable over a period of four years at a rate of 25% per year, subject to continued employment, and expire 10 years from the date of grant. All stock options will continue to vest in the case of retirement at 59 ½ years or older, provided that the named executive officer does all consulting work through the Company and does not become an employee for a past or present client (direct or indirect) or competitor of the Company.

Restricted Stock Unit Awards. Each of the named executive officers were awarded the number of vested and unvested restricted stock unit awards as shown in the table above. The number of fully vested restricted stock unit awards granted was determined by dividing the portion of each named executive officer’s 2013 bonus designated for settlement in fully vested restricted stock units by the closing price of our common stock on the day of the grant. An equal number of matching unvested restricted stock unit awards were also granted to each named executive officer. For financial statement reporting purposes the value of these awards is amortized over the shorter of the four-year vesting period or the period between the grant date and the date the award recipient turns 59 ½.

Stock Options. Certain of the named executive officers were awarded stock options as shown in the table above. The exercise price of these stock options was equal to the closing price of our common stock on the date of grant.

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OUTSTANDING EQUITY AWARDS AT FISCAL 2014 YEAR-END

The following table sets forth information regarding each named executive officer’s outstanding equity awards as of January 2, 2015:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)

Dr. Johnston		13,500	(2)	70.80	02/07/2024	4,816	(6)	390,529
	4,125	12,375	(3)	50.03	02/15/2023	6,328	(7)	513,138
	7,500	7,500	(4)	48.27	02/09/2022	6,249	(8)	506,731
	13,125	4,375	(5)	37.72	02/11/2021	6,768	(9)	548,817
	25,000			25.96	02/11/2020

Mr. Schlenker		9,000	(2)	70.80	02/07/2024	2,943	(6)	238,648
	2,750	8,250	(3)	50.03	02/15/2023	4,095	(7)	332,064
	5,000	5,000	(4)	48.27	02/09/2022	4,166	(8)	337,821
	9,375	3,125	(5)	37.72	02/11/2021	4,165	(9)	337,740
	17,500			25.96	02/11/2020
	15,000			23.07	02/12/2019
	15,000			31.01	02/05/2018
	20,000			18.37	02/02/2017

Dr. Malladi	-	-		-	-	3,077	(6)	249,514
						4,653	(7)	377,312
						4,791	(8)	388,502
						5,987	(9)	485,486

Dr. Caligiuri	-	-		-	-	2,676	(6)	216,997
						4,095	(7)	332,064
						4,166	(8)	337,821
						3,905	(9)	316,656

Dr. Corrigan						2,676	(6)	216,997
						2,792	(7)	226,403
						2,500	(8)	202,725
						3,124	(9)	253,325

(1)	Value is determined based on the closing price of our common stock on January 2, 2015 of $81.09 per share.
(2)	Four-year vesting at a rate of 25% per year, subject to continued employment. Options fully vest on February 7, 2018.
(3)	Four-year vesting at a rate of 25% per year, subject to continued employment. Options fully vest on February 15, 2017.
(4)	Four-year vesting at a rate of 25% per year, subject to continued employment. Options fully vest on February 9, 2016.
(5)	Four-year vesting at a rate of 25% per year, subject to continued employment. Options fully vest on February 11, 2015.
(6)	Stock awards cliff vest on March 14, 2018.
(7)	Stock awards cliff vest on March 15, 2017.
(8)	Stock awards cliff vest on March 9, 2016.
(9)	Stock awards cliff vest on March 11, 2015.

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OPTION EXERCISES AND STOCK VESTED IN FISCAL 2014

The following table sets forth information for each named executive officer regarding options exercised and restricted stock units vested during fiscal 2014:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

Dr. Johnston	30,000	1,280,562	4,816	(1)	360,000
			6,796	(2)	504,603

Mr. Schlenker	-	-	2,943	(1)	220,000
			4,955	(2)	367,909

Dr. Malladi	-	-	3,077	(1)	230,000
			1,062	(2)	78,854

Dr. Caligiuri	-	-	2,676	(1)	200,000
			4,814	(2)	357,440

Dr. Corrigan	-	-	2,676	(1)	200,000
			2,832	(2)	210,276

(1)	The amounts shown represent fully vested restricted stock units granted on March 14, 2014 to settle a portion of each named executive officer's 2013 bonus.
(2)	The amounts shown represent unvested restricted stock unit awards granted on March 12, 2010 that vested and were settled on March 12, 2014.

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NONQUALIFIED DEFERRED COMPENSATION IN FISCAL 2014

The following table sets forth information regarding activity in our nonqualified deferred compensation plan for each named executive officer during fiscal 2014:

Name	Executive Contributions in 2014 ($)		Registrant Contributions in 2014 ($) (1)	Aggregate Earnings in 2014 ($)	Aggregate Withdrawals/ Distributions in 2014 ($)		Aggregate Balance at 1/2/15 ($) (2)

Dr. Johnston	521,124	(3)	23,962	55,696	-		600,782

Mr. Schlenker	-		9,962	762	-		15,450

Dr. Malladi	544,034		24,150	203,806	(441,963)	(5)	4,669,454

Dr. Caligiuri	75,000	(4)	17,151	65,644	-		689,667

Dr. Corrigan	49,929		16,352	55,105	-		758,988

(1)	The Company provides a defined contribution retirement plan for all of it employees whereby the Company contributes to each eligible employee’s account 7% of the employee’s eligible base salary plus overtime. These contributions are made to the 401(k) plan up to the statutory maximum. Effective January 1, 2013, any portion of the 7% contribution in excess of the statutory maximum is made to the Company’s nonqualified deferred compensation plan. Amounts represent Company contributions to the nonqualified deferred compensation plan associated with the defined contribution retirement plan.
(2)	The aggregate balance at January 2, 2015 was fully vested for all named executive officers. Each named executive officer who participates in the nonqualified deferred compensation plan chooses from a number of investment vehicles available under the plan. Earnings are credited based on earnings of the investment options selected by the participant.
(3)	Amount represents the portion of Dr. Johnston’s 2013 bonus, disclosed in the Summary Compensation Table, that the employee elected to contribute to the deferred compensation plan.
(4)	Amount represents the portion of Dr. Caligiuri’s 2013 bonus, disclosed in the Summary Compensation Table, that the employee elected to contribute to the deferred compensation plan.

(5)	Amount represents a scheduled distribution of amounts previously deferred.

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EQUITY COMPENSATION PLAN INFORMATION IN FISCAL 2014

The following table sets forth certain information regarding securities authorized for issuance under the Company’s equity compensation plans during the fiscal year ended January 2, 2015. The equity compensation plans of the Company include the 2008 Equity Incentive Plan and the 2008 Employee Stock Purchase Plan. Also included in the table are options outstanding for the 1999 Stock Option Plan.

The 2008 Equity Incentive Plan, the 2008 Employee Stock Purchase Plan and the 1999 Stock Option Plan were all approved by the Company’s stockholders.

The following table summarizes the Company’s equity compensation plans as of January 2, 2015:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)

Equity compensation plans approved by security holders	1,048,029	(1)	$38.43	764,204	(2)

Equity compensation plans not approved by security holders	-		-	-
Total	1,048,029		$38.43	764,204

(1)	Includes 850,529 shares of common stock issuable to settle restricted stock unit awards. No weighted average exercise price has been assumed for these shares in the table above.
(2)	Includes 46,533 shares which are reserved for issuance under the 2008 Employee Stock Purchase Plan.

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REPORT OF THE HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the Human Resources Committee of the Board of Directors does not constitute soliciting material and should not be considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Human Resources Committee of the Board of Directors oversees the general compensation policies for all employees and the specific compensation plans for officers of the Company, including the Chief Executive Officer. The Committee is composed of four independent non-employee directors. No executive officers of the Company are included on the Human Resources Committee.

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis, and based on the review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy statement.

Members of the Human Resources Committee

Debra L. Zumwalt, Chairperson
Karen A. Richardson
Stephen C. Riggins
John B. Shoven, Ph.D.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification Agreements

We are a party to indemnification agreements with our directors and executive officers for the indemnification of and advancement of expenses to these persons to the fullest extent permitted by law.

Exponent Engineering

In January 2006, we entered into a services agreement with Exponent Engineering, P.C., a California professional corporation that is qualified to do business in the States of New York, Michigan, and North Carolina, in order to facilitate the provision of professional engineering services in these states. Pursuant to the agreement, we provide all professional and administrative services required by Exponent Engineering. In exchange for these services, Exponent Engineering will deliver to us all amounts or other consideration received by Exponent Engineering resulting from the provision of these professional services. The shareholders of Exponent Engineering are executive officers of Exponent. However, none of these executive officers receive any compensation for their participation in Exponent Engineering and have no financial interest in the securities of Exponent Engineering. During fiscal 2014 we received $6,544,000 of consideration from Exponent Engineering under this services agreement.

Audit Committee Approval Procedures

The Audit Committee of the Board of Directors is responsible for reviewing and approving all related party transactions in accordance with its charter and based on the facts and circumstances of each particular situation. Related party transactions subject to review and approval of the Audit Committee include, without limitation, those that are required to be disclosed under applicable SEC and NASDAQ rules.

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OTHER MATTERS

The Company knows of no other matters that will be brought before the Annual Meeting. However, if any such matters are properly presented before the Annual Meeting, it is the intention of the persons named in the Notice to vote the shares they represent as the Board of Directors may recommend. It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are therefore urged to vote by phone, vote via the internet or submit your proxy by mail if you elected to receive printed proxy materials at your earliest convenience.

Notice Regarding the Internet Availability of Proxy Materials for the 2015 Annual Meeting. This proxy statement and our 2014 Annual Report on Form 10-K for the fiscal year ended January 2, 2015, as filed with the SEC, will be available at: www.edocumentview.com/EXPO on or about April 15, 2015.

Stockholder Proposals and Nominations for the 2016 Annual Meeting. Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the proxy rules promulgated by the Securities and Exchange Commission and our Bylaws.

Stockholder-Initiated Proposals and Nominations for 2016 Annual Meeting

Proposals Submitted under SEC Rules. Stockholder-initiated proposals (other than director nominations) may be eligible for inclusion in our Proxy Statement for next year’s 2016 Annual Meeting (in accordance with SEC Rule 14a-8) and for consideration at the 2016 Annual Meeting. Our Secretary must receive a stockholder proposal no later than the close of business on December 17, 2015 for the proposal to be eligible for inclusion. Any stockholder interested in submitting a proposal or nomination is advised to contact legal counsel familiar with the detailed securities law requirements for submitting proposals or nominations for inclusion in a company’s proxy statement. Proposals should be sent to us at: Exponent, Inc., 149 Commonwealth Drive, Menlo Park, CA 94025, Attention: Corporate Secretary.

Proposals and Nominations under Company Bylaws. Stockholders may also submit proposals for consideration, and nominations of director candidates for election, at the 2016 Annual Meeting by following certain requirements set forth in our Bylaws. The current applicable provisions of our Bylaws are described below. Proposals will not be eligible for inclusion in the 2016 Proxy Statement unless they are submitted in compliance with then applicable SEC rules as referenced above; however, they will be presented for discussion at our 2016 Annual Meeting if the requirements established by our Bylaws for stockholder proposals and nominations have been satisfied.

For nominations and proposals which are intended to be presented at the 2016 Annual Meeting but not intended to be included in our 2016 Proxy Statement, the stockholder must provide the information required by our Bylaws and give timely notice to our Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by our Corporate Secretary:

•	not earlier than the close of business on January 15, 2016; and
•	not later than the close of business on February 15, 2016.

For a full description of the requirements for submitting a proposal or nomination, see our Bylaws. Submissions or questions should be sent to us at: Exponent, Inc., 149 Commonwealth Drive, Menlo Park, CA 94025, Attention: Corporate Secretary.

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Proxy Solicitation Costs. The cost of soliciting proxies will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain Company directors, officers and regular employees, without additional compensation, by personal conversation, telephone, telegram, letter, electronically, or by facsimile.

FOR THE BOARD OF DIRECTORS

Richard L. Schlenker, Corporate Secretary

Menlo Park, California

April 16, 2015

40

EXPONENT, INC.

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends you vote FOR the nominees listed and FOR the following proposals.

ITEM 1. ELECTION OF DIRECTORS

Nominees:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
1.1 - Michael R. Gaulke	☐	☐	☐	1.2 - Paul R. Johnston, Ph.D.	☐	☐	☐	1.3 - Karen A. Richardson	☐	☐	☐
1.4 - Stephen C. Riggins	☐	☐	☐	1.5 - John B. Shoven, Ph.D.	☐	☐	☐	1.6 - Debra L. Zumwalt	☐	☐	☐

	For	Against	Abstain
ITEM 2. TO RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDED JANUARY 1, 2016.	☐	☐	☐
ITEM 4. TO APPROVE, CONTINGENT UPON THE APPROVAL OF THE CHANGE IN THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY'S CAPITAL STOCK, AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO EFFECT A TWO-FOR-ONE STOCK SPLIT OF THE COMPANY'S COMMON STOCK.	☐	☐	☐

	For	Against	Abstain
ITEM 3. TO APPROVE, CONTINGENT UPON THE APPROVAL OF THE TWO-FOR-ONE STOCK SPLIT OF THE COMPANY'S COMMON STOCK, AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO (i) CHANGE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 80,000,000 AND (ii) CHANGE THE NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK TO 2,000,000.	☐	☐	☐
ITEM 5. ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS FOR FISCAL 2014.	☐	☐	☐

NOTE: TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B ON BOTH SIDES OF THIS CARD.

1 U P X 2 3 5 9 9 9 2

02221B

The Proxy Statement and the 2014 Annual Report to Stockholders are available at: **www.edocumentview.com/EXPO**

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — EXPONENT, INC.

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The undersigned stockholder of Exponent, Inc. a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 16, 2015, and hereby appoints Paul R. Johnston and Richard L. Schlenker and either of them, each with power of substitution and revocation, proxies and attorneys-in-fact of the undersigned to represent the undersigned and vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Company's Annual Meeting of Stockholders to be held at 149 Commonwealth Drive, Menlo Park, California 94025, at 8:00 a.m., local time, on Thursday, May 28, 2015 and at any adjournment thereof, upon the following matters.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS.

(Continued and to be marked, dated and signed, on the other side.)

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B ON BOTH SIDES OF THIS CARD.

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